SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            Form S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933


                     Intergraph Corporation
     ------------------------------------------------------
       (Exact name of issuer as specified in its charter)


           Delaware                         63-0573222
-----------------------------------------------------------------
(State or other jurisdiction of    (IRS Employer Identification
 incorporation or organization)      No.)


    Intergraph Corporation, Huntsville, Alabama  35894-0001
-----------------------------------------------------------------
  (Address of principal executive offices, including Zip Code)


 Intergraph Corporation Nonemployee Director Stock Option Plan
-----------------------------------------------------------------
                     (Full Title of the Plan)


                        John W. Wilhoite
                     Intergraph Corporation
                Huntsville, Alabama  35894-0001
-----------------------------------------------------------------
            (Name and Address of Agent for Service)


                         (256)730-2000
-----------------------------------------------------------------
 (Telephone Number, including area code, of agent for service)


-----------------------------------------------------------------
The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule
462.

                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------

Title of                Proposed
Securities  Amount to   Maximum         Proposed Maximum   Amount of
to be       be          Offering Price  Aggregate          Registration
Registered  Registered  Per Share (1)   Offering Price(1)  Fee
----------  ----------  --------------  -----------------  -------------

Common       250,000    $6.50           $1,625,000         $451.75
Stock $.10    shares
par value

-----------------------------------------------------------------------

(1) This calculation, which is made solely for the purpose of determining the amount of the registration fee, is made pursuant to Rule 457 and is based on a price of $6.50 per share, the average of the high and low price of a share of common stock on May 18, 1999, as reported on the Nasdaq National Market.



                                  PART I

             INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
             ------------------------------------------------

Item 1.   Plan Information.

     This Registration Statement relates to the registration of 250,000 shares of $.10 par value common stock of Intergraph Corporation (the "Common Stock") to be sold pursuant to the exercise of stock options granted to nonemployee Directors of Intergraph Corporation under the Intergraph Corporation Nonemployee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to secure for Intergraph Corporation (the "Company") and its shareholders the benefits of the long-term incentives inherent in increased common stock ownership by the members of the Board of Directors (the "Board") of the Company who are not employees of the Company or its Affiliates.

Item 2. Registrant Information and Employee Plan Annual Information

     Documents containing the information specified in Part I of Form S-8 promulgated by the Securities and Exchange Commission (the "Commission") will be sent or given to nonemployee directors as specified by Commission Rule 428(b). Such information, together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, the Company is not filing such documents with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.


                                 PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
            --------------------------------------------------

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

1) The Company's Annual Report on Form 10-K for the year ended December 31, 1998; the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

2) The description of the Company's Common Stock contained in the Company's Form 8-A filed with the Commission on May 1, 1981, as amended by Form 8 filed with the Commission on July 23, 1986.

3) The Company's Current Report on Form 8-K dated April 1, 1999, filed with the Commission on April 9, 1999.

     All documents the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as
amended, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or
which    deregisters   all   securities   remaining   unsold,   shall    be
deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

     Any   statement  contained  herein,  or  in  a  document  all   or   a
portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except
as   so   modified   or  superseded,  to  constitute   a   part   of   this
Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The legality of the Common Stock issued pursuant to the Plan has been passed upon for the Company by Lanier Ford Shaver & Payne P.C., 200 West Court Square, Suite 5000, Huntsville, Alabama 35801. John R. Wynn is Secretary of the Company and a member-stockholder of Lanier Ford Shaver & Payne P.C. The members of Lanier Ford Shaver & Payne, P.C., beneficially own less than 500 shares of the Company's Common Stock. The fair market value of such shares does not exceed $50,000.

Item 6. Indemnification of Directors and Officers.

     Article   IX   of   the   Certificate   of   Incorporation   of    the
Company   permits  indemnification  of  directors  and  officers   to   the
fullest extent permitted by the Delaware General Corporation Law.

     Article   IX(a)   of   the   Certificate  of  Incorporation   of   the
Company eliminates a director's personal liability for monetary damages for breaches of his fiduciary duty, except for liability for: (a) breaches of the duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (d) transactions in which the director received an improper personal benefit. Liability arising out of acts or omissions which occurred before the enactment of
Article IX are not covered by the provision.

     Article IX(b) of the Certificate of Incorporation of the Company also authorizes the Company to indemnify an officer, director, employee, or agent of the Company for all expenses, liability, and losses incurred in connection with any action, suit, or proceeding in which he is or was a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee, or agent. This provision permits indemnification only upon a finding by the disinterested directors or the shareholders that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.
Article IX(b) also authorizes the Company to advance litigation expenses to an officer or director prior to the final disposition of the action. The making of such advance is conditioned upon the officer or director giving the Company an undertaking to repay the amount advanced if indemnification is ultimately deemed unavailable. If indemnification or advancement of expenses is authorized, it will not exclude any rights to indemnification or advancement of expenses which a director, officer, employee, or agent may have under a by-law, agreement, board or shareholder resolution, or
otherwise.   The  indemnification or advancement of  expenses  provided  by
Article IX will continue as to a person who ceases to be a director, officer, employee, or agent, and inures to the benefit of his heirs, executors, and administrators.

     Section 145 of the Delaware General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is serving or was serving at the Company's request as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense of any threatened, pending or completed action (whether civil, criminal, administrative or investigative), to which he is or may be a party by reason of having been such director, officer, employee or agent, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company also has the power under Section 145 to indemnify the persons identified above from threatened, pending or completed actions or suits by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification can be made with regard to any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that the person was fairly and reasonably entitled to indemnity. Any indemnification (unless ordered by a court) must be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper under the circumstances because he has met the applicable standards of conduct. The determination must be made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, or if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent counsel in a written opinion, or by the stockholders. The Company may pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case upon receipt of an undertaking by the person to be indemnified to repay any such advances unless it shall ultimately be determined that such person is entitled to be indemnified by the Company as authorized by law.

     Article Nine of the Company's Bylaws provides for indemnification of the Company's directors, officers, employees or agents to the extent permitted by Section 145 of the Delaware General Corporation Law. Article Nine of the Company's Bylaws further provides that the Company may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person's duties or status with the Company whether or not indemnification in respect of such liability would be permissible.

     The Company has entered into Indemnification Agreements with each of its directors to give such directors additional contractual assurances regarding the scope of the indemnification set forth in the Company's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

     The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any loss, whether or not the Company would have the obligation to provide indemnification under Delaware law, as the Board of Directors may from time to time determine.

Item 7. Exemption from Registration Claimed.

     Not applicable.


Item 8.   Exhibits.

     Exhibit No.                        Description
     -----------                       -------------

     5                        Opinion and Consent of Lanier Ford
                              Shaver & Payne, P.C.

     23.1                     Consent of Lanier Ford Shaver &
                              Payne, P.C. (included in Exhibit 5)

     23.2                     Consent of Ernst & Young, LLP

     99                       Intergraph Corporation Nonemployee
                              Director Stock Option Plan (1)

------------
(1) Incorporated by reference to exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, under the Securities Exchange Act of 1934, File No. 0-9722.


Item 9.   Undertakings.

     The Company hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Huntsville, State of Alabama, on the 24th day of May, 1999.

                                        INTERGRAPH CORPORATION



                                        By: /s/ James W. Meadlock
                                           -------------------------------
                                             James W. Meadlock
                                             Chief Executive Officer
                                             and Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature                      Title                    Date
       ---------                     -------                  ------

/s/James W. Meadlock
----------------------------   Chief Executive Officer and    May 24, 1999
James W. Meadlock              Chairman of the Board
                               (Principal Executive Officer)


----------------------------   Director                       May 24, 1999
Larry J. Laster


----------------------------   Director                       May 24, 1999
Thomas J. Lee


----------------------------   Director                       May 24, 1999
Sidney L. McDonald

/s/ Keith H. Schonrock, Jr.
----------------------------   Director                       May 24, 1999
Keith H. Schonrock, Jr.

/s/ James F. Taylor, Jr.
----------------------------  Executive Vice President        May 24, 1999
James F. Taylor, Jr.          and Director of Intergraph
                              Corporation, and Chief
                              Executive Officer of
                              Intergraph Public Safety,
                              Inc.



/s/ Robert E. Thurber
----------------------------  Executive Vice President       May 24, 1999
Robert E. Thurber             and Director


/s/ John W. Wilhoite
----------------------------  Executive Vice President and   May 24, 1999
John W. Wilhoite              Chief Financial Officer
                              (Principal Financial and
                              Accounting Officer)




                              EXHIBIT INDEX
                              -------------


     Exhibit No.                   Description
     -----------                  -------------

          5             Opinion & Consent of Lanier Ford
                        Shaver & Payne, P.C.

         23.1           Consent of Lanier Ford Shaver &
                        Payne, P.C. (included in Exhibit 5)

         23.2           Consent of Ernst & Young, LLP

          99            Intergraph Corporation Nonemployee
                        Director Stock Option Plan (1)

____________

(1) Incorporated by reference to exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, under the Securities Exchange Act of 1934, File No. 0-9722.